Exhibit 10.69

READ-RITE CORPORATION

FIRST AMENDMENT

TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of April 1, 2003 and entered into by and among READ-RITE CORPORATION, a Delaware corporation (“Company”), THE LENDERS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”), and TENNENBAUM CAPITAL PARTNERS, LLC (formerly known as Special Value Investment Management, LLC), as administrative agent for Lenders (in such capacity, “Administrative Agent”) and, for purposes of Section 4 hereof, the Credit Support Parties (as defined in Section 4 hereof) listed on the signature pages hereof, and is made with reference to that certain Credit Agreement dated as of December 24, 2002, (the “Credit Agreement”), by and among Company, Lenders, and Administrative Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, Company and Lenders desire to amend the Credit Agreement to (i) add a new Tranche B Term Loan facility, (ii) revise certain affirmative covenants, (iii) revise certain negative covenants, and (iv) make certain other amendments as set forth below;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. AMENDMENTS TO THE CREDIT AGREEMENT.

1.1 Amendments to Section 1: Provisions Relating to Defined Terms.

A. Subsection 1.1 of the Credit Agreement is hereby amended by adding thereto the following definitions, which shall be inserted in proper alphabetical order:

“Charge Over Shares” means that certain Charge Over Shares in the capital stock of Read-Rite International dated April 1, 2003, made by Company in favor of Administrative Agent and Lenders covering the Capital Stock of Read-Rite International, executed and delivered on the First Amendment Effective Date, as such Charge Over Shares may thereafter be amended, supplemented, restated, or otherwise modified from time to time.

“Consolidated EBITDA” means, with respect to any fiscal period, in each case as determined in accordance with GAAP consistently applied and without duplication, (i) Consolidated Net Income for such period of Company and its Subsidiaries on a consolidated basis, less (ii) any non-cash items that increased net income for such period, plus (iii) consolidated cash interest expense of Company and its Subsidiaries for that period, plus (iv) the aggregate amount of federal and state taxes on or measured by income of Company and its Subsidiaries for that period and any foreign taxes incurred by reason of any “deemed dividend” arising under Internal Revenue Code §956 by reason of the pledge of the stock of Read-Rite International to Administrative Agent, in each case to the extent paid or accrued for that period, plus (v) depreciation and amortization of Company and its Subsidiaries for that period, plus (vi) any other non-cash charges (excluding any non-cash charges that constitute an accrual of or reserve for future cash payments or a write-down of any obligation owed to Company or any of its Subsidiaries) that reduced Consolidated Net Income of Company and its Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any fiscal period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis as determined in accordance with GAAP consistently applied; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of Company or was merged into or consolidated with Company or any of its Subsidiaries or such Person’s assets were acquired by Company or any of its Subsidiaries, (iii) any net income (but not loss) of any Subsidiary of Company if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to Company or any of its Subsidiaries, (iv) any gain realized upon the sale, license or other disposition of any asset of Company or any of its Subsidiaries other than inventory sold or otherwise disposed of in the ordinary course of business, (v) any gain attributable to a judgment obtained in, or settlement of, litigation, (vi) any gain or loss attributable to any Pension Plan reversion, (vii) the cumulative effect of a change in accounting principles, and (viii) (to the extent not included in clauses (i) through (vii) above) any net extraordinary gains (including, without limitation, income or expenses related to foreign exchange, swaps or other derivative transactions); and provided further, that any tax benefit or tax liability resulting from any item specified in clauses (iv)–(vi) shall be excluded in calculating such Consolidated Net Income.

“Contingent Warrants” means those certain 7-year detachable warrants in the form annexed as Annex F to this Amendment to purchase 20,000,000 shares of Company’s common stock at an exercise price equal to $0.25 per share. Such warrants shall provide that the holder thereof shall be entitled to purchase 10,000,000 shares of Company’s common stock at any time on or after the date of issuance, and shall be entitled to purchase 10,000,000 shares of Company’s common stock only upon satisfaction of certain vesting conditions set forth therein.

“December 2002 Appraisal” means that certain Appraisal of Selected Machinery and Equipment of Read-Rite Corporation: Net Orderly Liquidation Value, prepared for Special Value Investment Management, LLC, by Emerald Technology Valuations, LLC, dated December 23, 2002.

“New Warrants” means those certain 7-year detachable warrants in the form annexed as Annex E to this Amendment to purchase 6,000,000 shares of Company’s common stock at an exercise price equal to $0.65 per share.

“Prepayment Fee” has the meaning assigned to that term in subsection 2.4B(ii).

“Preferred Shares Rights Agreement” means the Preferred Shares Rights Agreement dated as of March 3, 1997 between Company and Chase Mellon Shareholders Services, L.L.C. as Rights Agent, as amended.

“Pricing Certificate” means an Officer’s Certificate of Company certifying Consolidated EBITDA for any Fiscal Quarter and setting forth the calculation of such Consolidated EBITDA in reasonable detail, which Officer’s Certificate may be delivered to Administrative Agent at any time on or after the date of delivery by Company of the Compliance Certificate with respect to the period ending on the last day of such Fiscal Quarter.

“Second Draw” has the meaning assigned to such term in subsection 2.1(A)(ii).

“Second Draw Date” means the date following the First Amendment Effective Date, but on or before April 30, 2003, upon which each of the conditions precedent set forth in subsection 4.3 shall have been satisfied.

“Tranche A Term Notes” means (i) the promissory notes of Company issued pursuant to subsection 2.1D on the Closing Date, and (ii) any promissory notes issued by Company pursuant to subsection 10.1B(i) in connection with assignments of the Tranche A Term Loan Commitments or Tranche A Term Loans of any Lenders in the form of Exhibit IV annexed hereto (with appropriate insertions), in each case as they may be amended, supplemented or otherwise modified from time to time.

“Tranche A Term Loan Commitment” means the commitment of a Lender to make Tranche A Term Loans to Company pursuant to subsection 2.1A(i), and “Tranche A Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Tranche A Term Loan Exposure”, with respect to any Lender, means, as of any date of determination (i) to the extent not yet funded at such time, that Lender’s remaining Tranche A Term Loan Commitment, and (ii) the outstanding principal amount of the Tranche A Term Loans of that Lender at such time.

“Tranche A Term Loans” means the Loans made by Lenders to Company pursuant to Section 2.1A(i).

“Tranche A Term Loan Lender” means any Lender who holds a Tranche A Term Loan Commitment or who has made Tranche A Term Loans hereunder and any assignee of such Lender prior to subsection 10.1B.

“Tranche B Term Loan Commitment” means the commitment of a Lender to make Tranche B Term Loans to Company on the First Amendment Effective Date and the Second Draw Date pursuant to subsection 2.1A(ii), and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Tranche B Term Loan Exposure” means, with respect to any Lender as of any date of determination (i) to the extent not yet funded at such time, that Lender’s remaining Tranche B Term Loan Commitment and (ii) the outstanding principal amount of the Tranche B Term Loan of that Lender at such time.

“Tranche B Term Loan Lender” means any Lender who holds a Tranche B Term Loan Commitment or who has made a Tranche B Term Loan hereunder and any assignee of such Lender pursuant to subsection 10.1B.

“Tranche B Term Loans” means the Loans made by the Tranche B Term Loan Lenders to Company pursuant to subsection 2.1A(ii).

“Tranche B Term Notes” means (i) the promissory notes of Company issued pursuant to subsection 2.1D on the First Amendment Effective Date, and (ii) any promissory notes issued by Company pursuant to subsection 10.1B(i) in connection with assignments of the Tranche B Term Loan Commitments or Tranche B Term Loans of any Lenders in the form of Exhibit IV-B annexed hereto (with appropriate insertions), in each case as they may be amended, supplemented or otherwise modified from time to time.

“Type” means with respect to a Term Loan, a Tranche A Term Loan or a Tranche B Term Loan (each of which is a ‘Type’ of Term Loan).”

B. Subsection 1.1 of the Credit Agreement is hereby further amended by adding thereto the following definitions, which shall be inserted in proper alphabetical order:

“First Amendment” means the First Amendment to Credit Agreement dated as of April 1, 2003, by and among Company, the Lenders named therein, and Administrative Agent, which amends this Agreement.

“First Amendment Effective Date” has the meaning assigned thereto in the First Amendment.”

C. The definition of “Domestic PP&E Value” in subsection 1.1 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“Domestic PP&E Value” means, (i) for the period from the First Amendment Effective Date through September 30, 2003 an amount equal to $10,000,000 (less the appraised value of any Eligible PP&E included in the December 2002 Appraisal that is damaged, destroyed or disposed of, plus (but only up to the amount of the aggregate reductions by virtue of asset dispositions) the orderly liquidation value (based on an appraisal approved by the Administrative Agent and calculated in the manner currently provided in the Credit Agreement) of any new Eligible PP&E acquired by the

Company subsequent to the date thereof) and, (ii) for all periods after September 30, 2003, the amount determined by Administrative Agent to be 72% of the appraised value, on an orderly liquidation basis, of the Company’s Eligible PP&E (based on the then most recent appraisal thereof delivered pursuant to Section 4.1G or Section 6.5 and calculated in the manner currently provided in this Agreement).”

D. The definition of “Collateral Documents” in Subsection 1.1 of the Credit Agreement is hereby amended by adding at the end thereof the phrase “and the Charge Over Shares”.

E. The definition of “Obligations” in subsection 1.1 of the Credit Agreement is hereby amended by deleting it therefrom in its entirety and substituting the following therefor:

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Collateral Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, fees, Prepayment Fees, expenses, indemnification or otherwise.

F. The definition of “Pro Rata Share” in subsection 1.1 of the Credit Agreement is hereby amended by deleting it therefrom in its entirety and substituting the following therefor:

“‘Pro Rata Share’ means:

(i) with respect to all payments, computations and other matters relating to the Tranche A Term Loan Commitment or the Tranche A Term Loan of any Lender, the percentage obtained by dividing (x) the Tranche A Term Loan Exposure of that Lender by (y) the aggregate Tranche A Term Loan Exposure of all Lender;

(ii) with respect to all payments, computations and other matters relating to the Tranche B Term Loan Commitment or the Tranche B Term Loan of any Lender, the percentage obtained by dividing (x) the Tranche B Term Loan Exposure of that Lender by (y) the aggregate Tranche B Term Loan Exposure of all Lenders;

(iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender by (y) the aggregate Term Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1.

The Pro Rata Share of each Lender for purposes of each of clauses (i), (ii) and (iii), of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto (as amended on the First Amendment Effective Date).”

G. The definitions of “Term Loans” and “Term Loan Commitment” in subsection 1.1 of the Credit Agreement are hereby amended by deleting them in their entirety and substituting the following therefor:

“Term Loans” means the Tranche A Term Loans made by Lenders to Company pursuant to subsection 2.1A(i) and the Tranche B Term Loans made by Lenders to Company pursuant to subsection 2.1A(ii).

“Term Loan Commitment” means the commitment of a Lender to make Term Loans to Company pursuant to subsection 2.1A(i) and/or subsection 2.1A(ii), and “Term Loan Commitments” means such commitments of all Lenders, in the aggregate.

H. The definition of “Consolidated Net Worth” in subsection 1.1 of the Credit Agreement is hereby amended by deleting it therefrom in its entirety and substituting the following therefor:

“Consolidated Net Worth” means, as at any date of determination, the sum of the capital stock and additional paid-in capital plus (i) retained earnings (or minus accumulated deficits) of Company and its Subsidiaries on a consolidated basis, (ii) non-cash non-recurring restructuring charges incurred after the Closing Date, (iii) non-cash special charges against assets incurred after the Closing Date, (iv) non-cash assets impairment charges incurred after the Closing Date, and (v) non-cash charges relating to the issuance or exercise of the Warrants, the New Warrants and the Contingent Warrants, in each case determined in conformity with GAAP.

1.2 Amendments to Section 2: Amounts and Terms of Commitments and Loans.

A. Subsection 2.1A(i) of the Credit Agreement is hereby amended by deleting in its entirety and substituting the following therefor:

“(i) Tranche A Term Loans. Each Lender having a Tranche A Term Loan Commitment severally agrees to lend to Company from time to time during the period from and including the Closing Date to but excluding the Commitment Termination Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche A Term Loan Commitments to be used for the purposes identified in subsection 2.5A; provided that Company shall not request, and Lenders shall have no commitment to make, any Loan if, after giving effect thereto, the aggregate principal amount of Loans (excluding the amount of Tranche B Term Loans) outstanding would exceed the Aggregate Collateral Value at such time. The amount of each Lender’s Tranche A Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of the Tranche A Term Loan Commitments is $30,000,000; provided that the Tranche A Term Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Tranche A Term Loan Commitments pursuant to subsection 10.1B. Each Lender’s Tranche A Term Loan Commitment shall expire immediately and without further action on the Commitment Termination Date to the extent Tranche A Term Loans have not been made on or before that date. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.”

B. Subsection 2.1A of the Credit Agreement is hereby amended by adding the following paragraph thereto, immediately following subsection 2.1(A)(i):

“(ii) Tranche B Term Loans. Each Lender having a Tranche B Term Loan Commitment severally agrees to lend to Company on the First Amendment Effective Date and on the Second Draw Date an aggregate amount not exceeding it Pro Rata Share of the aggregate amount of the Tranche B Term Loan Commitments to be used for the purposes identified in subsection 2.5A; provided that the aggregate amount of Tranche B Term Loans made on the First Amendment Effective Date (the “First Draw”) shall not exceed $1,500,000, the aggregate amount of Tranche B Term Loans made on the Second Draw Date (the “Second Draw”) shall not exceed $3,500,000, and the aggregate amount of all Tranche B Term Loans shall not exceed the Tranche B Term Loan Commitments. Tranche B Term Loans may not be made on any dates except the First Amendment Effective Date and the Second Draw Date. The amount of each Lender’s Tranche B Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed to the First Amendment and the aggregate amount of the Tranche B Term Loan Commitments is $5,000,000; provided that the Tranche B Term Loan Commitments of Tranche B Term Loan Lenders shall be adjusted to give effect to any assignments of the Tranche B Term Loan Commitments pursuant to subsection 10.1B. Each Tranche B Term Loan Lender’s Tranche B Term Loan Commitment shall expire immediately and without further action on the Tranche B Commitment Termination Date if the Tranche B Term Loans are not made on or before that date. Company may make only two borrowings under the Tranche B Term Loan Commitments. Amounts borrowed under this subsection 2.1A(ii) and subsequently repaid or prepaid may not be reborrowed.”

C. Subsection 2.1D of the Credit Agreement is hereby amended by deleting the first sentence thereof in its entirety and substituting the following therefor:

“D. Notes. Company has executed and delivered on the Closing Date and/or shall execute and deliver on the First Amendment Effective Date, as the case may be, (i) to each Lender having a Commitment for that Type of Loan (or to Administrative Agent for that Lender) (a) a Tranche A Term Note substantially in the form of Exhibit IV annexed hereto to evidence that Lender’s Tranche A Term Loan, in the principal amount of that Lender’s Tranche A Term Loan Commitment and with other appropriate insertions, (b) a Tranche B Term Note substantially in the form of Exhibit IV-B annexed hereto to evidence that Lender’s Tranche B Term Loan, in the principal amount of that Lender’s Tranche B Term Loan Commitment and with other appropriate insertions.”

D. Subsection 2.2A of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, (x) each Tranche A Term Loan funded on the Closing Date from that date and (y) as to all other Tranche A Term Loans, from and after the first day of the term thereof that (subject to the special provisions of this subsection 2.2) is a 3, 6, 9 or 12 month anniversary of the date that is the Closing Date, as to all Tranche B Term Loans from and after the first day of the term thereof that (subject to the special provisions of this subsection 2.2) is a monthly anniversary of the date that is the Closing Date (as applicable, each, an “Interest Period Date”), shall bear interest on the unpaid principal amount thereof through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Eurodollar Rate. Each Term Loan that is made on a date other than an Interest Period Date shall initially bear interest at the rate determined by reference to the Base Rate from the date made until the next succeeding Interest Period Date applicable to such Type Term Loan.

“(i) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Tranche A Term Loans shall bear interest through maturity as follows:

(a) if a Base Rate Loan, then at the sum of the Base Rate plus 9% per annum; or

(b) if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus 10% per annum.

(ii) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Tranche B Term Loans shall bear interest through maturity as follows:

(a) if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the applicable Consolidated EBITDA level for the Fiscal Quarter for which a Pricing Certificate has been delivered pursuant to subsection 6.1(iv); or

(b) if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite the applicable Consolidated EBITDA level for the Fiscal Quarter for which a Pricing Certificate has been delivered pursuant to subsection 6.1(iv):

Consolidated EBITDA	Eurodollar Rate Margin	Base Rate Margin
Greater than $20,000,000	7.0%	6.00%
Greater than $10,000,000 or equal to but less than $20,000,000	8.5%	7.5%
Less than $10,000,000	10.0%	9.0%

(iii) Upon delivery of a Pricing Certificate relating to a Fiscal Quarter by Company to Administrative Agent pursuant to subsection 6.1(iv), the Base Rate Margin and the Eurodollar Rate Margin applicable to the Tranche B Term Loans shall automatically be adjusted in accordance with such Pricing Certificate, such adjustment to become effective on the first day of the first Interest Period commencing after the date of the receipt by Administrative

Agent of such Pricing Certificate; provided that, if at any time (A) a Pricing Certificate is not delivered at the time required pursuant to subsection 6.1(iv), or (B) an Event of Default shall have occurred and be continuing, the applicable margins shall be adjusted on the first day of the first Interest Period commencing after the date said Pricing Certificate was due or the date of the Event of Default, as applicable to the maximum percentage amount for the relevant Tranche B Term Loans set forth above and shall thereafter remain in effect until the first day of the first Interest Period commencing after the date said Pricing Certificate is delivered or Event of Default is cured, if ever.”

E. Subsection 2.2B of the Credit Agreement is hereby amended by deleting the first clause of subsection 2.2B(i) in its entirety and substituting the following therefor:

“(i) Each Tranche A Term Loan bearing interest at the Eurodollar Rate shall consist of successive three month interest periods and each Tranche B Term Loan bearing interest at the Eurodollar Rate shall consist of one month interest periods (each three month or one month period, as applicable, an “Interest Period”)”

F. Subsection 2.2F of the Credit Agreement is hereby amended by deleting the first sentence of subsection 2.2F in its entirety and substituting the following therefor:

“F. Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year, for the actual number of days elapsed in the period during which it occurs.”

G. Subsection 2.4B(ii) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“(ii) Prepayment Fee. With respect to any prepayment of the principal amount of Term Loans, the Company shall, in addition to the amount prepaid and as part of the Obligations owing hereunder, pay to each Lender in partial compensation for such prepayment a prepayment fee (the “Prepayment Fee”) in an amount equal to the positive difference, if any, of (i) the present value on the date of prepayment of the principal amount of such prepayment plus interest thereon at the Deemed Rate (as hereinafter defined) for the remaining term of the Loans, absent the prepayment, discounted to said date using a discount rate equal to the Treasury Rate (as hereinafter defined) plus 0.50% per annum, less (ii) the then outstanding principal balance thereunder, absent the prepayment.

For purposes hereof, “Deemed Rate” shall mean a fixed rate per annum equal to the sum of (i) Eurodollar Rate as in effect as of two Business Days prior to the prepayment date (as if a Eurodollar Rate Loan for an Interest Period was to be made on the prepayment date) plus (ii) the Eurodollar Rate Margin for a Tranche A Term Loan or a Tranche B Term Loan, as applicable, using the highest margins provided in subsection 2.2A(ii)(b). For purposes of the Deemed Rate, the Interest Payment Dates thereof shall be the same dates as that for Base Rate Loans and the maturity shall be the maturity date of Base Rate Loans.

For purposes hereof, “Treasury Rate” shall mean the yield of the United States government treasury notes with the closest matching maturity to the Interest Period assumed for the Deemed Rate as of two (2) Business Days prior to the prepayment date as published in The Wall Street Journal (and if more than one such issue, the issue with the coupon rate closest to the Deemed Rate). If the publication of The Wall Street Journal is discontinued or publication of the yield of United States treasury notes in The Wall Street Journal is discontinued, Administrative Agent shall, in its reasonable discretion, designate some other daily financial or governmental publication of national circulation as the source of this information.

If the Obligations are accelerated for any reason, including, without limitation, because of default, sale, transfer or encumbrance (including that by operation of law or otherwise), the Prepayment Fee set forth above will also be due and payable as though said indebtedness was voluntarily prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. The Prepayment Fee shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. COMPANY EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW WHICH PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT FEE IN CONNECTION WITH ANY SUCH ACCELERATION, INCLUDING, WITHOUT LIMITATION, CALIFORNIA CIVIL CODE SECTION 2954.10.

Company expressly agrees that: (i) the Prepayment Fee provided for herein is reasonable; (ii) the Prepayment Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between Lenders and Company giving specific consideration in this transaction for such agreement to pay the Prepayment Fee; and (iv) Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Company expressly acknowledges that its agreement to pay the Prepayment Fee to Lenders as herein described is a material inducement to Lenders to make the Term Loans.”

H. Subsection 2.4B(iii)(e) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“(e) Application of Payments. Any prepayments pursuant to subsection 2.4B(iii) shall be applied to prepay first the Tranche A Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) until paid in full and thereafter to the Tranche B Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).”

I. Subsection 2.4D(ii) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“(ii) thereafter, (a) to the extent of any excess proceeds, first to the payment of all interest, principal and expenses under the Tranche A Term Loans for the ratable benefit of the Tranche A Term Loan Lenders and second, to all other Obligations (excluding the Tranche B Term Loans) which shall have become due and payable pursuant to the Credit Agreement or otherwise and not repaid above, and then (b) to the payment of all interest, principal and expenses under the Tranche B Term Loans for the ratable benefit of the Tranche B Term Loan Lenders.”

1.3 Amendment to Section 4: Conditions to Loans.

A. Section 4 of the Credit Agreement is hereby amended by adding thereto immediately following subsection 4.2 the following:

“4.3 Conditions to Second Draw of Tranche B Term Loans. The obligation of Lenders to make the Second Draw on the Tranche B Term Loans is subject to the following conditions precedent, in addition to those set forth in subsection 4.2:

A. The First Amendment Effective Date shall have occurred.

B. The Second Draw shall not occur prior to April 2, 2003.

1.4 Amendment to Section 5: Company’s Representations and Warranties.

A. Section 5 of the Credit Agreement is hereby amended by adding thereto immediately following subsection 5.17 the following:

“5.18 Exception to Stockholder Approval Requirement. The audit committee of the board of directors of Company has expressly approved reliance on Rule 4350(i)(2) of the National Association of Securities Dealers, Inc.’s NASD Manual (the “NASD Rule”) on the basis of its determination that the delay in securing stockholder approval would seriously jeopardize the financial viability of Company. Application has been made to the Nasdaq National Stock Market Inc. (the “SRO”) as contemplated by the NASD Rule for an exception to the NASD Rule.”

B. Section 5 of the Credit Agreement is hereby amended by adding thereto immediately following subsection 5.18 the following:

“5.19 Preferred Shares Rights Plan. None of Lenders, Administrative Agent or any of their Affiliates or Associates are or will become an “Acquiring Person’ as defined in or for purposes of the Preferred Shares Rights Agreement, as amended as contemplated by this Agreement.”

1.5 Amendments to Section 6: Company’s Affirmative Covenants.

A. Section 6 of the Credit Agreement is hereby amended by adding at the end of 6.1(iv) thereof the following:

“and (d) other than with the delivery of monthly financial statements under subdivision (ii) above, a Pricing Certificate.

B. Section 6 of the Credit Agreement is hereby amended by adding thereto the following subsections, which shall be inserted immediately following subsection 6.15:

“6.16 Reduction of Sales Expenses. Company shall reduce its break even sales point expenses by an amount not less than $2,000,000 for the Company’s fiscal quarter ending June 29, 2003, and by an amount not less than an additional $2,000,000 (for a total of $4,000,000 in additional cost savings) for the fiscal quarter ending September 28, 2003. Company shall have a business plan in place not later than ten (10) days after the First Amendment Effective Date that provides for such reductions. Such reductions shall be measured against the Company’s break even sales point expenses for its fiscal quarter ended December 29, 2002. Company’s management will use its best judgment after September 28, 2003, to control these fixed costs to levels it deems appropriate for the Company’s business outlook. For the purposes of this Section 6.16, “sales point expenses” shall mean Company’s fixed costs which include the fixed cost component of the cost of goods sold and operating expenses, including expenses associated with research and development and expenses associated with sales and general administration, but excluding interest expense. Company shall provide Administrative Agent with supporting data evidencing the sales point expenses. Company shall deliver to the Administrative Agent promptly upon completion (and in the case of clause (i) no later than ten (10) days after the First Amendment Effective Date ) (i) a copy of the business plan referred to in this Section 6.16, (ii) a copy, or a written statement describing any amendments or modifications subsequently made to such plan, and (iii) a written statement describing management’s determinations regarding appropriate fixed cost levels for periods after September 28, 2003, and each material modification thereof.”

“6.17 Preservation of NOL Carry-Forward. Company shall use its reasonable best efforts, taking into account the potential impact of the Warrants, New Warrants and Contingent Warrants, to preserve its net operating loss carry-forwards pursuant to Internal Revenue Code Section 382, and Company’s ability to utilize the same without reduction.”

“6.18 SRO Approval. If the granting by the SRO of an exception from the NASD Rule has not been obtained before the First Amendment Effective Date, Company will use its best efforts to obtain such an exception from the SRO as soon as possible after the First Amendment Effective Date.”

“6.19 Release of Charge Over Shares. Company shall promptly obtain from CIBC such documents as are necessary to release and terminate in full the “Charge

Over Shares” which remains in favor of CIBC with respect to the capital stock of Read-Rite International.”

“6.20 Read-Rite International. On or before ten (10) days after the First Amendment Effective Date, Company shall deliver to Administrative Agent a new share certificate for 65 shares of Read-Rite International and shall certify to Lenders the capital stock outstanding of Read-Rite International. In addition, the Lenders and Company shall update the schedules to the Security Agreement in order to properly reflect the ownership of the capital stock of Read-Rite International.

1.6 Amendments to Section 7: Company’s Negative Covenants.

A. Subsection 7.6A of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“7.6A. Minimum Consolidated Net Worth. Company shall not permit Consolidated Net Worth plus 50% of Net Securities Proceeds received after the Closing Date, to be less than the following amounts on the last day of each of the Company’s Fiscal Quarters set forth below:

Period	Minimum Consolidated Net Worth
June 29, 2003	($5,000,000)
September 28, 2003	($5,000,000)
December 28, 2003	$0
March 28, 2004	$10,000,000
June 27, 2004 and each quarter thereafter	$20,000,000

B. Subsection 7.6B of the Credit Agreement (Quick Ratio Covenant) is hereby amended by deleting it in its entirety and “Intentionally Omitted” is substituted therefor.

C. Subsection 7.6 of the Credit Agreement is hereby amended by adding thereto the following immediately following subsection 7.6.B:

“7.6C Consolidated EBITDA. Company shall not permit Consolidated EBITDA for any of the periods set forth below to be less than the amount indicated below:

Quarter Ended Period	Minimum Consolidated EBITDA
	Single Quarter	Four Quarters Ending
Quarter Ended on June 29, 2003	$7,500,000

Quarter Ended on September 28, 2003	$12,000,000

Quarter Ended on December 28, 2003	$15,000,000

Quarter Ended on March 28, 2004	$10,000,000 on said quarter and on each quarter thereafter	$49,000,000

Quarter Ended on June 27, 2004		$57,000,000

Quarter Ended on September 26, 2004		$60,000,000 and on each four Fiscal Quarter Period ending thereafter

D. Section 7 of the Credit Agreement is hereby amended by adding thereto the following immediately following subsection 7.15:

“7.16 Read Rite International. Company shall not permit Read Rite International to sell or encumber any capital stock of Read-Rite Thailand, or to incur any Indebtedness or other obligations after the First Amendment Effective Date, other than obligations owed to Company.”

1.7 Substitution of Schedules.

A. Schedule 2.1 to the Credit Agreement is hereby amended by deleting said Schedule 2.1 in its entirety and substituting in place thereof a new Schedule 2.1 in the form of Annex A annexed hereto.

B. Schedule 5.6 to the Credit Agreement is hereby amended by adding the following as the last paragraph thereto:

“On January 16, 2003, a complaint for money damages was filed in the Superior Court of the State of California, Santa Clara County, by Limar Realty Corp. #2 against the Company, alleging that the Company failed to pay rent, operating expenses and associated interest and late fees due to Limar pursuant to the terms of a lease agreement, as amended, for a facility at 31 So. Milpitas Boulevard, Milpitas, Santa Clara County, California, and that the Company had thereby breached the terms of the lease agreement. The complaint sought money damages in the amount of all unpaid rent, operating expenses and associated interest and late fees through the date of trial plus all expenses incurred by Limar in enforcing the lease agreement.”

1.8 Amendments to Exhibits.

A. The Exhibits to the Credit Agreement are hereby amended by adding a new Exhibit IV-B in the form of Annex B annexed hereto.

B. Each of the Company, the Lenders and the Administrative Agent agrees that following the First Amendment Effective Date that they shall amend Exhibit VIII (Compliance Certificate) to reflect the changes to Section 7 of the Credit Agreement which are set forth in this First Amendment.

C. Exhibit XI (Form of Assignment Agreement) to the Credit Agreement is hereby amended by deleting Section 1(d)(iii) thereof in its entirety and substituting the following therefor:

“(iii) from and after the Settlement Date, Company shall make all payments under the Credit Agreement in respect of the Assigned Share (including all payments of principal and accrued but unpaid interest, commitment fees and letter of credit fees with respect thereto) (A) in the case of any such interest and fees that shall have accrued prior to the Settlement Date, to Assignor, and (B) in all other cases, to Assignee: provided that Assignor and Assignee shall make payments directly to each other to the extent necessary to effect any appropriate adjustments in any amount distributed to Assignor and/or Assignee by Company under the Loan Documents in respect of Assigned Share in the event, for any reason whatsoever, the payment of consideration by Section 1(b) occurs on a date other than the Settlement Date.”

1.9 Termination of Limited Waiver.

A. Except as expressly provided in the following sentence, each of the Limited Waiver dated as of February 10, 2003 and the Limited Waiver dated as of March 21,

2003 to the Credit Agreement is hereby terminated. Until the first to occur of (i) April 4, 2004 and (ii) the execution of the proposed Second Amendment to Credit Agreement, the provisions of the February 10th Limited Waiver and the following provisions of the March 21st Limited Waiver shall remain effective: (1) Section 1(a) of the Limited Waiver which authorizes Company to deem Accounts owed by Samsung Electronics Co., Ltd. or Samsung Asia Pte., Ltd. in an aggregate book value not to exceed $3,000,000 as Eligible Accounts notwithstanding the existence of any setoff rights against such Accounts and (2) Section 1(b) of the Limited Waiver which authorizes the Company to incur certain indebtedness and to make certain deposits for the EULER Insurance Policy. Lenders hereby, in addition to the extension of the Limited Waivers set forth above, waive, until April 4, 2003 the default caused by Company’s failure to pay interest which was due as of Friday, March 28, 2003 pursuant to the terms of the Notes and Credit Agreement, provided, that, all of said past due interest shall be paid out of, and Company hereby irrevocably instructs and directs Lenders to pay out of, the proceeds otherwise payable to Company on the First Draw of the Tranche B Term Loans.

Section 2. Conditions To Effectiveness. Section 1 this Amendment shall become effective only upon the satisfaction of all of the following conditions precedent being referred to herein as the “First Amendment Effective Date”):

A. On or before the First Amendment Effective Date, Company shall deliver or cause to be delivered to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following, each, unless otherwise noted, dated the First Amendment Effective Date:

1. Certified copies of its Certificate or Articles of Incorporation, together with a good standing certificate from the Secretary of State of the State of Delaware, each dated a recent date prior to the First Amendment Effective Date;

2. Copies of its Bylaws, certified as of the First Amendment Effective Date by its corporate secretary or an assistant secretary;

3. Resolutions of (i) its Board of Directors approving and authorizing the execution, delivery, and performance of this Amendment and the other transactions contemplated hereby, and approving and authorizing the execution, delivery and payment of the Tranche B Term Notes to be issued on the First Amendment Effective Date (the “Tranche B Term Notes”), each certified as of the First Amendment Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment, and (ii) the Audit Committee of the Board of Directors specifying that such Committee has determined that the delay inherent in seeking stockholder approval of the proposed issuance of the securities in connection with this transaction would seriously jeopardize the financial viability of the Company.

4. Signature and incumbency certificates of its officers executing this Amendment and the Tranche B Term Notes;

5. Executed copies of this Amendment; and

6. Executed copies of the Tranche B Term Notes, substantially in the form of Exhibit IV-B to the Agreement, as amended hereby, drawn to the order of each Tranche B Term Lender, in the principal amount of such Lender’s Tranche B Term Loan Commitment, and with other appropriate insertions.

B. Administrative Agent shall have received a Notice of Borrowing on or before the First Amendment Effective Date in accordance with subsection 4.2 of the Credit Agreement, requesting the borrowing of Tranche B Term Loans in an aggregate amount not to exceed $1,500,000.

C. The Proceeds of the Tranche B Loans shall be applied to bring the Tranche A Loans into compliance with the Borrowing Base, by book entry.

D. Lenders and their counsel shall have received originally executed copies of a favorable written opinion of (i) Wilson, Sonsini, Goodrich & Rosati, counsel for Company, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the First Amendment Effective Date and setting forth substantially the matters designated in Annex C to this Amendment, and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request, and (ii) Maples & Calder (Cayman Island counsel) with respect to the perfection and priority of the Lien of the Administrative Agent in the capital stock of Read Rite International. Company acknowledges that Lenders have elected to have the Pledged Shares (as defined in the Security Agreement) include 100% of the shares of Read Rite International.

E. Certified copies of the charter documents of Read Rite International, together with evidence of its good standing.

F. Company shall have provided Administrative Agent with evidence that IFCT will extend $6,000,000 in new credit to Read-Rite Thailand on terms and conditions reasonably acceptable to Lenders; provided, that, if despite Company good faith efforts it is unable to provide evidence of such financing, Company shall provide Administrative Agent with a written outline of its current best estimate of the timing, amount and terms of anticipated financing(s) which are in an aggregate amount of at least $6,000,000 to be provided by IFCT or other sources, which outline shall be certified by the CFO or CEO of the Company.

G. The First Amendment Effective Date shall have occurred on or before April 1, 2003.

H. On or before the First Amendment Effective Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

I. Lenders shall have received the New Warrants and the Contingent Warrants.

J. Administrative Agent and Lenders shall be satisfied that the financing and issuance of the New Warrants and the Contingent Warrants comply with all legal and regulatory requirements, including the exemption from stockholder approval by the Company’s stockholders provided by 4350(1)(2) of the NASD Rules.

K. Company shall have paid a funding supplement (the “Funding Supplement”) of $100,000 pro rata to the Lenders.

L. The Registration Rights Agreement shall have been amended and restated in the form annexed as Annex G to this Amendment to, among other things, (i) include the shares of common stock of Company issuable upon exercise of the New Warrants and Contingent Warrants as “Registrable Securities”, (ii) increase from two to four the number of demand registrations available to the Holders of the Registrable Securities, and (iii) provide in Section 3(b) that stock option grants may allow time vesting in increments other than 25% per year if such grants are approved by the Board of Directors of the Company.

M. The Company shall have amended the Preferred Shares Rights Agreement in order to allow Administrative Agent, Lenders or any of their respective Affiliates to acquire the New Warrants and Contingent Warrants and the shares of common stock issuable thereunder (including shares which may become issuable by virtue of “anti-dilution” adjustments), plus up to an additional two percent (2%) of the outstanding common stock (as well as the Warrants previously issued to the Lenders and the shares of common stock issuable thereunder), without causing Administrative Agent, Lenders or any of their respective Affiliates or Associates (as defined in such Plan) to be “Acquiring Persons” under the Preferred Shares Rights Agreement.

N. On or before the First Amendment Effective Date, Company shall have delivered a signed and notarized original, in proper form for recording in the Real Property Records of Alameda County, California, the Acknowledgment to Leasehold Deed of Trust, Assignment of Rents, Security Agreement, Financing Statement and Fixture Filing, in the form attached as Annex D hereto (the “DT Acknowledgment”)

O. On or before the First Amendment Effective Date, Company shall have paid in full any unpaid fees and expenses due and owing Administrative Agent or Lenders as of the First Amendment Effective Date.

P. Company shall have executed and delivered to Administrative Agent the Charge Over Shares.

Section 3. Company’s Representations And Warranties. In order to induce Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, Company represents and warrants to each Lender that the following statements are true, correct and complete:

A. Corporate Power and Authority. Company has all requisite corporate power and authority to enter into this Amendment, to issue the Tranche B Term Notes and carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”). Company has all requisite corporate power and authority to enter into, carry out the transactions contemplated by, and perform its obligations under the Amended and Restated Registration Rights Agreement and the Preferred Shares Rights Agreement, each as amended as contemplated by this Amendment (the “Related Agreements”). Each other Loan Party has all requisite corporate power and authority to enter into this Amendment to issue the New Warrants and Contingent Warrants, the DT Amendment, the Change Over Shares and to carry out the transactions contemplated thereby, and perform its obligations thereunder, including, without limitation this Amendment.

B. Authorization of Agreements. The execution and delivery of this Amendment, the performance of this Amendment and the Amended Agreement, the issuance, delivery and payment of the Tranche B Term Notes, and the execution, delivery and performance of the Related Agreements, have been duly authorized by all necessary corporate action on the part of Company. The execution, delivery and performance of this Amendment have been duly authorized by all necessary corporate action on the part of each other Loan Party.

C. No Conflict. The execution, delivery and performance by each Loan Party of this Amendment, the performance by Company of the Amended Agreement, the issuance, delivery and payment of the Tranche B Term Notes by Company, and the execution, delivery and performance of the Related Agreements, do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Loan Party or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Loan Party or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on any Loan Party or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of, any Loan Party or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party or any of its Subsidiaries (other than Liens created under any of the Loan Documents in favor of the Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any Loan Party or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the First Amendment Effective Date and disclosed in writing to Lenders, provided, however, that, other than as set forth in Section 5.18 of the Credit Agreement, Company is making no representation as to the necessity of stockholder approval pursuant to Rules of the SRO in connection with the issuance of the New Warrants and the Contingent Warrants.

D. Governmental Consents. The execution, delivery and performance by each Loan Party of this Amendment, the performance by Company of the Amended Agreement, the issuance, delivery and payment of the Tranche B Term Notes by Company, and the execution, delivery and performance of the Related Agreements, do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body other than those previously obtained, provided, however, that, other than as set forth in Section 5.18 of the Credit Agreement, Company is making no representation as to the necessity of stockholder approval pursuant to Rules of the SRO in connection with the issuance of the New Warrants and the Contingent Warrants.

E. Acknowledgement of Obligations. The company hereby acknowledges, confirms and agrees that, as of the close of business on the date hereof, (i) the Company is indebted to the Lenders in the aggregate principal amount of $10,200,000 consisting of Tranche A Term Loans, plus accrued interest thereon, plus any Tranche B Term Loans made on the date hereof, and all such Loans and interest, and other Obligations under the Credit Agreement, are unconditionally owing by the company to the Lenders without offset, defense or counterclaim or any kind, nature or description whatsoever.

F. Binding Obligation. This Amendment, the Amended Agreement and the Related Agreements have been duly executed and delivered by Company and are, and the Tranche B Term Notes, when executed and delivered, will be the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. This Amendment has been duly executed and delivered by each Loan Party and is the legally valid and binding obligations of such Loan Party            , enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

G. Incorporation of Representations and Warranties From Credit Agreement. The representations and warranties contained in Section 4 of the Credit Agreement are and will be true, correct and complete in all material respects on and as of the First Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

H. Absence of Default. Except for those Defaults and Events of Default specifically covered in that certain Limited Waiver dated as of February 10, 2003 among Company, the Lenders signature thereto, Administrative Agent and the Credit Support Parties, no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Potential Event of Default.

Section 4. Acknowledgement And Consent. Company is a party to certain Collateral Documents specified in the Credit Agreement, in each case as amended through the First Amendment Effective Date, pursuant to which the Company has created Liens in favor of Administrative Agent on certain Collateral to secure the Obligations. The Subsidiary Guarantors are parties to the Subsidiary Guaranty and certain Collateral Documents specified in the Credit Agreement, in each case as amended through the First Amendment Effective Date, pursuant to which each Subsidiary Guarantor has (i) guarantied the Obligations and (ii) created liens in favor of Administrative Agent on certain Collateral to secure the obligations of each such party under the Subsidiary Guaranty of such party. Company and the Subsidiary Guarantors are collectively referred to herein as “Credit Support Parties” and the Guaranties and Collateral Documents referred to above are collectively referred to herein as the “Credit Support Documents”.

Each Credit Support Party hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the amendments of the Credit Agreement effected pursuant to this Amendment. Each Credit Support Party hereby confirms that each Credit Support Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guaranty or secure, as the case may be, to the fullest extent possible the payment and performance of all “Obligations,” “Guarantied Obligations” and “Secured Obligations,” as the case may be (in each case as such terms are defined in the applicable Credit Support Document), including without limitation the payment and performance of all such “Obligations,” “Guarantied Obligations” or “Secured Obligations,” as the case may be, in respect of the Amended Agreement. Without limiting the generality of the foregoing, each Credit Support Party acknowledges that, as a result of this Amendment, the “Obligations,” “Guarantied Obligations” and “Secured Obligations,” as the case may be, shall include obligations in respect of the Tranche B Term Loans, if any.

Each Credit Support Party acknowledges and agrees that the Credit Support Documents to which it is a party or otherwise bound shall continue in full force and effect and that its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Credit Support Party represents and warrants that all representations and warranties contained in the Amended Agreement and the Credit Support Documents to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the First Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

Each Credit Support Party (other than Company) acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Credit Support Party is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Credit Support Party to any future amendments to the Credit Agreement.

Section 5. Miscellaneous.

A. Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i) On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

(ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under, the Credit Agreement or any of the other Loan Documents.

B. Fees and Expenses. Company acknowledges that all costs, fees and expenses as described in subsection 10.2 of the Credit Agreement incurred by Administrative Agent and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of Company.

C. Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

D. Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (INCLUDING WITHOUT LIMITATION SECTION 1646.5 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

E. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment, subject to the provisions of Section 3 hereof, shall become effective upon the execution of a counterpart hereof by Company, Requisite Lenders and each of the Subsidiary Guarantors and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

F. Entire Agreement. This Amendment is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written, and all contemporaneous oral, agreements between the parties with respect to the matters contained in this Amendment.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:	READ-RITE CORPORATION

	By:	/s/ Andrew C. Holcomb
	Title:	Sr. Vice President Finance and C.F.O.

Notice Address:

44100 Osgood Road Fremont, California 94539 Attention: Chief Financial Officer Phone: (510) 683-7045 Fax: (510) 683-7102

ADMINISTRATIVE AGENT:	TENNENBAUM CAPITAL PARTNERS, LLC

	By:	TENNENBAUM & CO., LLC
	Its:	Managing Member

		By:	/s/ Michael E. Tennenbaum
		Name:	Michael E. Tennenbaum
		Title:	Managing Member

Notice Address:

c/o Tennenbaum & Co., LLC 11100 Santa Monica Boulevard, Suite 210 Los Angeles, California 90025 Attention: David A. Hollander Phone: 310-566-1036 Fax: 310-566-1045

LENDERS:	SPECIAL VALUE BOND FUND II, LLC

	By:	SVIM/MSM II, LLC
	Its:	Managing Member

		By:	TENNENBAUM & Co., LLC
		Its:	Managing Member

			By:	/s/ Michael E. Tennenbaum
			Name: Title:	Michael E. Tennenbaum Managing Member

Notice Address:

c/o Tennenbaum & Co., LLC 11100 Santa Monica Boulevard, Suite 210 Los Angeles, California 90025 Attention: David A. Hollander Phone: 310-566-1036 Fax: 310-566-1045

SPECIAL VALUE ABSOLUTE RETURN FUND, LLC

	By:	SVIM/MSM II, LLC
	Its:	Managing Member

		By: Its:	TENNENBAUM CAPITAL MANAGEMENT, LLC, Managing Member

			By:	TENNENBAUM & Co., LLC
			Its:	Managing Member

			By:	/s/ Michael E. Tennenbaum
			Name: Title:	Michael E. Tennenbaum Managing Member

Notice Address:

c/o Tennenbaum & Co., LLC 11100 Santa Monica Boulevard, Suite 210 Los Angeles, California 90025 Attention: David A. Hollander Phone: 310-566-1036 Fax: 310-566-1045

J.B. FUQUA FAMILY CHARITABLE LEAD ANNUITY TRUST—2000

	By:	TENNENBAUM CAPITAL PARTNERS, LLC,
	Its:	Investment Manager

		By:	TENNENBAUM & Co., LLC,
		Its:	Managing Member

			By:	/s/ Michael E. Tennenbaum
			Name: Title:	Michael E. Tennenbaum Managing Member

Notice Address:
c/o Tennenbaum & Co., LLC 11100 Santa Monica Boulevard, Suite 210 Los Angeles, California 90025 Attention: David A. Hollander Phone: 310-566-1036 Fax: 310-566-1045

CREDIT SUPPORT PARTIES:	READ-RITE HOLDING COMPANY

	By:	/s/ Andrew C. Holcomb
	Title:	Director

READ-RITE INTERNATIONAL

By:	/s/ Andrew C. Holcomb
Title:	Director

Notice Address:

44100 Osgood Road Fremont, California 94539 Attention: Chief Financial Officer Phone: (510) 683-7045 Fax: (510) 683-7102

ANNEX A

Schedule 2.1

LENDER’S COMMITMENTS AND PRO RATA SHARES

Lender	Term Loan Commitment	Pro Rata Share	Designated Payment Account
Tranche A Term Loans
Special Value Absolute Return Fund, LLC	$19,750,000	65.80%	*
Special Value Bond Fund II, LLC	$9,750,000	32.50%	*
J.B. Fuqua Family Charitable Lead Annuity Trust—2000	$500,000	1.70%	*
TOTAL	$30,000,000	100%

Lender	Term Loan Commitment	Pro Rata Share	Designated Payment Account
Tranche B Term Loans
Special Value Absolute Return Fund, LLC	$3,290,000	65.80%	*
Special Value Bond Fund II, LLC	$1,625,000	32.50%	*
J.B. Fuqua Family Charitable Lead Annuity Trust—2000	$85,000	1.70%	*
TOTAL	$5,000,000	100%

*	To be provided.

Annex A

ANNEX B

Exhibit IV-B

FORM OF TRANCHE B TERM NOTE

READ-RITE CORPORATION

$	Fremont, California [ Date ]

FOR VALUE RECEIVED, READ-RITE CORPORATION, a Delaware corporation (“Company”), promises to pay to                                                   (“Payee”) or its assigns the principal amount equal to the lesser of (x)                              ($[                        ]) and (y) the aggregate unpaid principal amount of all advances made by Payee to Company as Tranche B Term Loans under the Credit Agreement referred to below. The principal amount of this Tranche B Term Note shall be payable on the dates and in the amounts specified in the Credit Agreement; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Tranche B Term Note, together with all accrued and unpaid interest thereon.

Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of December 24, 2002, as amended, by and among Company, the financial institutions listed therein as Lenders, and Tennenbaum Capital Management, LLC (formerly known as Special Value Investment Management, LLC), as Administrative Agent (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Tranche B Term Note is one of Company’s “Term Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Tranche B Term Loan evidenced hereby were made and are to be repaid. This Tranche B Term Note is secured by the Collateral Documents.

All payments of principal and interest in respect of this Tranche B Term Note shall be made in lawful money of the United States of America in same day funds at such place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Tranche B Term Note shall have been accepted by Administrative Agent as provided in the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Tranche B Term Note and the Tranche B Term Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Tranche B Term Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Tranche B Term Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Tranche B Term Note.

Whenever any payment on this Tranche B Term Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Tranche B Term Note.

This Tranche B Term Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

THIS TRANCHE B TERM NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (INCLUDING SECTION 1646.5 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Upon the occurrence and during the continuance of an Event of Default, the unpaid balance of the principal amount of this Tranche B Term Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Tranche B Term Note are subject to amendment only in the manner provided in the Credit Agreement.

This Tranche B Term Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Tranche B Term Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Tranche B Term Note at the place, at the respective times, and in the currency herein prescribed.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Tranche B Term Note. Company and any endorsers of this Tranche B Term Note hereby consent to enewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

IN WITNESS WHEREOF, Company has caused this Tranche B Term Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

READ-RITE CORPORATION

By:
Title: